Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Justin Schoenberg	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4234	510.628.4534
jschoenberg@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FIRST QUARTER 2025 RESULTS

●	1Q25 EPS of $2.18 versus $1.04 in 1Q24
●	1Q25 Net Income of $72.3 million versus $36.1 million in 1Q24
●	1Q25 Consolidated Operating income of $82.1 million versus $36.9 million in 1Q24
●	1Q25 EBITDA of $131.7 million versus $82.8 million in 1Q24
●	Repurchased approximately 0.5 million shares in 1Q25
●	Updates full year outlook

HONOLULU, Hawaii (May 5, 2025) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $72.3 million, or $2.18 per diluted share, for the quarter ended March 31, 2025. Net income for the quarter ended March 31, 2024 was $36.1 million, or $1.04 per diluted share. Consolidated revenue for the first quarter 2025 was $782.0 million compared with $722.1 million for the first quarter 2024.

Matt Cox, Matson’s Chairman and Chief Executive Officer, commented, “Our first quarter financial performance was as expected with significantly higher year-over-year consolidated operating income. The year-over-year increase was primarily driven by our China service, which benefitted from the carryover of elevated freight rates from the fourth quarter of 2024 combined with healthy freight demand following a traditional post-Lunar New Year period. For our domestic tradelanes, we saw higher year-over-year volume in Hawaii and Alaska and lower year-over-year volume in Guam. In Logistics, our operating income was lower year-over-year primarily due to a lower contribution from freight forwarding and transportation brokerage, partially offset by a higher contribution from supply chain management.”

Mr. Cox added, “Currently, there is significant uncertainty regarding tariffs and global trade, regulatory measures, the trajectory of the U.S. economy and other geopolitical factors. Given the pronounced market decline in demand in the Transpacific in April, coupled with limited visibility to our container demand, we expect Ocean Transportation operating income in the second quarter 2025 to be meaningfully lower than the level achieved in the second quarter 2024. For Logistics, in the second quarter 2025, we expect operating income to be lower than the level achieved in the same period last year. For the full year, we expect Ocean Transportation operating income to be lower than the level achieved in the prior year. The amount of the lower earnings will be dependent on the impact and timing of the global trade and macroeconomic uncertainties described above. We also expect Logistics full year operating income to be lower than the level achieved in the prior year due to a challenging environment for all our business lines.”

“Despite the current uncertainties, we remain confident in our long-term prospects due to the diversification of our businesses and cash flows, our focus on serving niche markets where we are an integral part of the supply chain, and the strength of our balance sheet. We remain committed to maintaining the reliability of our vessel operations and providing high-quality service to our customers and the communities that rely on us. Matson’s businesses have historically performed well during periods of supply chain disruption given our competitive advantages and the reliability of our services.”

First Quarter 2025 Discussion and Outlook for 2025

Ocean Transportation: The Company’s container volume in the Hawaii service in the first quarter 2025 was 3.2 percent higher year-over-year. The increase was primarily due to the dry-docking of a competitor’s vessel. The Hawaii economy remains stable with low unemployment, strong construction activity, and stable tourism, offset by challenging population growth and high inflation and interest rates. The Company expects volume in 2025 to be comparable to the level achieved in 2024, reflecting modest economic growth in Hawaii and stable market share.

In China, the Company achieved significantly higher freight rates in the first quarter 2025 compared to the year ago period. The year-over-year increase benefitted from the carryover of elevated freight rates from the fourth quarter of 2024. Container volume in the first quarter 2025 decreased 1.4 percent year-over-year. Currently, there is significant uncertainty regarding tariffs and global trade, regulatory measures, the trajectory of the U.S. economy and other geopolitical factors. Since the tariffs were implemented in April, the Company’s container volume has declined approximately 30 percent year-over-year. Given the pronounced market decline in demand in the Transpacific in April, coupled with limited visibility to the Company’s container demand, the Company expects container volume and average freight rates in the second quarter to be lower year-over-year. For full year 2025, the Company also expects container volume and average freight rates to be lower year-over-year.

In Guam, the Company’s container volume in the first quarter 2025 decreased 14.3 percent year-over-year. The decrease was primarily due to lower demand from retail and food and beverage segments. In the near term, the Company expects Guam’s economy to remain stable with a slow recovery in tourism, a low unemployment rate, and some increase in construction activity. For 2025, the Company expects volume to approach the level achieved last year.

In Alaska, the Company’s container volume for the first quarter 2025 increased 4.8 percent year-over-year. The increase was primarily due to higher northbound volume, partially offset by an additional sailing in the year ago period. In the near term, the Company expects continued economic growth in Alaska supported by a low unemployment rate, jobs growth and continued oil and gas exploration and production activity. For 2025, the Company expects volume to be comparable to the level achieved last year.

The contribution in the first quarter 2025 from the Company’s SSAT joint venture investment was $6.6 million, or $6.2 million higher than first quarter 2024. The increase was primarily due to higher lift volume. For 2025, the Company expects the contribution from SSAT to be lower than the $17.4 million achieved last year without taking into account the $18.4 million impairment charge at SSAT during the fourth quarter 2024.

Based on the outlook trends noted above, along with significant uncertainty regarding tariffs and global trade, regulatory measures, the trajectory of the U.S. economy and other geopolitical factors, the Company expects Ocean Transportation operating income for the second quarter 2025 to be meaningfully lower than the level achieved in the same period last year. For full year 2025, the Company expects Ocean Transportation operating income to be lower than the level achieved in the prior year, with the amount dependent on the impact and timing of the global trade and macroeconomic uncertainties described above.

Logistics: In the first quarter 2025, operating income for the Company’s Logistics segment was $8.5 million, or $0.8 million lower compared to the level achieved in the first quarter 2024. The decrease was primarily due to a lower contribution from freight forwarding and transportation brokerage, partially offset by a higher contribution from supply chain management. For the second quarter 2025, the Company expects Logistics operating income to be lower than the $15.6 million achieved in the second quarter 2024. For full year 2025, the Company expects Logistics operating income to be lower than the level achieved in the prior year due to a challenging environment for all the business lines.

Consolidated Operating Income: For the second quarter 2025, the Company expects consolidated operating income to be meaningfully lower than the $124.6 million achieved in the second quarter 2024. For full year 2025, the Company expects consolidated operating income to be lower than the $551.3 million achieved in 2024 due to the uncertain global trade and macroeconomic environment.

Depreciation and Amortization: For full year 2025, the Company expects depreciation and amortization expense to be approximately $200 million, inclusive of dry-docking amortization of approximately $26 million.

Interest Income: The Company expects interest income for the full year 2025 to be approximately $31 million.

Interest Expense: The Company expects interest expense for the full year 2025 to be approximately $7 million.

Other Income (Expense): The Company expects full year 2025 other income (expense) to be approximately $9 million in income, which is attributable to the amortization of certain components of net periodic benefit costs or gains related to the Company’s pension and post-retirement plans.

Income Taxes: In the first quarter 2025, the Company’s effective tax rate was 21.6 percent. For the full year 2025, the Company expects its effective tax rate to be approximately 23.0 percent.

Capital and Vessel Dry-docking Expenditures: For the first quarter 2025, the Company made capital expenditure payments excluding new vessel construction expenditures of $22.5 million, new vessel construction expenditures (including capitalized interest and owner’s items) of $66.7 million, and dry-docking payments of $10.4 million. For the full year 2025, the Company expects to make other capital expenditure payments, including maintenance capital expenditures, of approximately $100 to $120 million, new vessel construction expenditures (including capitalized interest and owner’s items) of approximately $305 million, and dry-docking payments of approximately $40 million.

Results By Segment

Ocean Transportation — Three months ended March 31, 2025 compared with 2024

	Three Months Ended March 31,
(Dollars in millions)	2025	2024	Change
Ocean Transportation revenue	$637.4	$579.0	$58.4	10.1%
Operating costs and expenses	(563.8)	(551.4)	(12.4)	2.2%
Operating income	$73.6	$27.6	$46.0	166.7%
Operating income margin	11.5%	4.8%

Volume (Forty-foot equivalent units (FEU)) (1)
Hawaii containers	35,700	34,600	1,100	3.2%
Alaska containers	19,700	18,800	900	4.8%
China containers (2)	28,500	28,900	(400)	(1.4)%
Guam containers	4,200	4,900	(700)	(14.3)%
Other containers (3)	3,400	3,600	(200)	(5.6)%

(1)	Approximate volume included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers transshipped in China from other Asian ports.
(3)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $58.4 million, or 10.1 percent, during the three months ended March 31, 2025, compared with the three months ended March 31, 2024. The increase was primarily due to significantly higher freight rates in China.

On a year-over-year FEU basis, Hawaii container volume increased 3.2 percent primarily due to the dry-docking of a competitor’s vessel; Alaska volume increased 4.8 percent primarily due to higher northbound volume, partially offset by an additional sailing in the year ago period; China volume was 1.4 percent lower; Guam volume decreased 14.3 percent primarily due to lower demand from retail and food and beverage segments; and Other containers volume decreased 5.6 percent.

Ocean Transportation operating income increased $46.0 million, or 166.7 percent, during the three months ended March 31, 2025, compared with the three months ended March 31, 2024. The increase was primarily due to significantly higher freight rates in China and a higher contribution from SSAT, partially offset by higher direct cargo expense and operating overhead costs.

The Company’s SSAT terminal joint venture investment had an income of $6.6 million during the three months ended March 31, 2025, compared to income of $0.4 million during the three months ended March 31, 2024. The increase was primarily driven by higher lift volume.

Logistics — Three months ended March 31, 2025 compared with 2024

	Three Months Ended March 31,
(Dollars in millions)	2025	2024	Change
Logistics revenue	$144.6	$143.1	$1.5	1.0%
Operating costs and expenses	(136.1)	(133.8)	(2.3)	1.7%
Operating income	$8.5	$9.3	$(0.8)	(8.6)%
Operating income margin	5.9%	6.5%

Logistics revenue increased $1.5 million, or 1.0 percent, during the three months ended March 31, 2025, compared with the three months ended March 31, 2024. The increase was primarily due to higher revenue in freight forwarding and supply chain management, partially offset by lower revenue from transportation brokerage.

Logistics operating income decreased $0.8 million, or 8.6 percent, during the three months ended March 31, 2025, compared with the three months ended March 31, 2024. The decrease was primarily due to a lower contribution from freight forwarding and transportation brokerage, partially offset by a higher contribution from supply chain management.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents decreased by $144.8 million from $266.8 million at December 31, 2024 to $122.0 million at March 31, 2025. As of March 31, 2025, there was $685.4 million of cash and cash equivalents and investments in fixed-rate U.S. Treasuries in the Capital Construction Fund. Matson generated net cash from operating activities of $89.0 million during the three months ended March 31, 2025, compared to $36.6 million during the three months ended March 31, 2024. Capital expenditures (including capitalized vessel construction expenditures) totaled $89.2 million for the three months ended March 31, 2025, compared with $55.3 million for the three months ended March 31, 2024. Total debt decreased by $10.1 million during the three months to $390.8 million as of March 31, 2025, of which $351.1 million was classified as long-term debt.1 As of March 31, 2025, Matson had available borrowings under its revolving credit facility of $643.9 million.

During the first quarter 2025, Matson repurchased approximately 0.5 million shares for a total cost of $69.2 million.2 As of the end of the first quarter 2025, there were approximately 3.3 million shares remaining in the Company’s share repurchase program. Matson’s Board of Directors also declared a cash dividend of $0.34 per share payable on June 5, 2025 to all shareholders of record as of the close of business on May 8, 2025.

1 Total debt is presented before any reduction for deferred loan fees as required by GAAP.

2 Includes stock repurchased during the quarter but not settled and taxes on share repurchases that will be paid after the quarter end.

Teleconference and Webcast

A conference call is scheduled on May 5, 2025 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s first quarter results.

Date of Conference Call:	Monday, May 5, 2025
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 10:30 a.m. HT

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors.

Participants may register for the conference call at:

https://register-conf.media-server.com/register/BI079c8de6b7cd48a79944599641e473ad

Registered participants will receive the conference call dial-in number and a unique PIN code to access the live event. While not required, it is recommended you join 10 minutes prior to the event starting time. A replay of the conference call will be available approximately two hours after the event by accessing the webcast link at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline of ocean freight transportation services to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Alaska to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America and Asia. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, supply chain management, and freight forwarding to Alaska. Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”).

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding outlook; operating income; depreciation and amortization, including dry-docking amortization; interest income; interest expense; other income (expense); tax rate; capital and vessel dry-docking expenditures; volume, freight rates and demand; geopolitical factors; tariffs and global trade; regulatory measures; trajectory of the U.S. economy; conditions in the Transpacific; inventory restocking; consumer demand for e-commerce goods; diversification of our “catchment basin”; business conditions for all of Logistics’ business lines; economic growth and drivers in Hawaii, Alaska and Guam; population growth; interest rates; tourism levels; unemployment rates; construction activity; jobs growth; inflation; oil and gas exploration and production activity; market share; contribution from SSAT; impairment charge at SSAT; vessel transit and connection times; vessel operations; refleeting initiatives; timing and amount of milestone payments and related costs; the timing, manner and volume of repurchases of common stock pursuant to the repurchase program; and

dividends. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or changes in its application, or the Company were determined not to be a United States citizen under the Jones Act; changes in macroeconomic conditions, geopolitical developments, or governmental policies; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; new or increased competition; our relationship with customers and vendors and changes in related agreements; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of required fuels; evolving regulations and stakeholder expectations related to sustainability matters; timely or successful completion of fleet upgrade initiatives; the Company’s vessel construction agreements with Philly Shipyard; the occurrence of weather, natural disasters, maritime accidents, spill events and other physical and operating risks; transitional and other risks arising from climate change; actual or threatened health epidemics, outbreaks of disease, pandemics or other major health crises; significant operating agreements and leases that may not be renewed/replaced on favorable or acceptable terms; any unexpected dry-docking or repair costs; joint venture relationships; conducting business in foreign shipping markets, including the imposition of tariffs or a change in international trade policies; any delays or cost overruns related to the modernization of terminals; war, actual or threatened terrorist attacks, efforts to combat terrorism and other acts of violence; consummating and integrating acquisitions; work stoppages or other labor disruptions caused by our unionized workers and other workers or their unions in related industries; loss of key personnel or failure to adequately manage human capital; the use of our information technology and communication systems and cybersecurity attacks; changes in our credit profile, disruptions of the credit markets, changes in interest rates and our future financial performance; our ability to access the debt capital markets; continuation of the Title XI and CCF programs; costs to comply with and liability related to numerous safety, environmental, and other laws and regulations; and disputes, legal and other proceedings and government inquiries or investigations. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2024 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	March 31,
(In millions, except per share amounts)	2025	2024
Operating Revenue:
Ocean Transportation	$637.4	$579.0
Logistics	144.6	143.1
Total Operating Revenue	782.0	722.1

Costs and Expenses:
Operating costs	(631.1)	(612.2)
Income (Loss) from SSAT	6.6	0.4
Selling, general and administrative	(75.4)	(73.4)
Total Costs and Expenses	(699.9)	(685.2)

Operating Income	82.1	36.9
Interest income	9.4	8.8
Interest expense	(1.7)	(2.2)
Other income (expense), net	2.4	1.8
Income before Taxes	92.2	45.3
Income taxes	(19.9)	(9.2)
Net Income	$72.3	$36.1

Basic Earnings Per Share	$2.20	$1.05
Diluted Earnings Per Share	$2.18	$1.04

Weighted Average Number of Shares Outstanding:
Basic	32.8	34.4
Diluted	33.2	34.6

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(In millions)	2025	2024
ASSETS
Current Assets:
Cash and cash equivalents	$122.0	$266.8
Other current assets	346.0	342.8
Total current assets	468.0	609.6
Long-term Assets:
Investment in SSAT	91.0	84.1
Property and equipment, net	2,314.0	2,260.9
Goodwill	327.8	327.8
Intangible assets, net	156.3	159.4
Capital Construction Fund	685.4	642.6
Other long-term assets	484.5	511.0
Total long-term assets	4,059.0	3,985.8
Total assets	$4,527.0	$4,595.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$39.7	$39.7
Other current liabilities	506.7	520.7
Total current liabilities	546.4	560.4
Long-term Liabilities:
Long-term debt, net of deferred loan fees	340.9	350.8
Deferred income taxes	693.9	693.4
Other long-term liabilities	312.6	338.8
Total long-term liabilities	1,347.4	1,383.0

Total shareholders’ equity	2,633.2	2,652.0
Total liabilities and shareholders’ equity	$4,527.0	$4,595.4

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
(In millions)	2025	2024
Cash Flows From Operating Activities:
Net income	$72.3	$36.1
Reconciling adjustments:
Depreciation and amortization	40.6	37.2
Amortization of operating lease right of use assets	34.5	33.9
Deferred income taxes	0.4	2.3
Share-based compensation expense	5.8	5.7
Income from SSAT	(6.6)	(0.4)
Distributions from SSAT	—	14.0
Other	(1.9)	(1.7)
Changes in assets and liabilities:
Accounts receivable, net	(1.6)	(23.7)
Deferred dry-docking payments	(10.4)	(5.2)
Deferred dry-docking amortization	6.6	6.8
Prepaid expenses and other assets	(6.9)	2.4
Accounts payable, accruals and other liabilities	(5.3)	(34.3)
Operating lease assets and liabilities, net	(35.1)	(34.6)
Other long-term liabilities	(3.4)	(1.9)
Net cash provided by operating activities	89.0	36.6

Cash Flows From Investing Activities:
Vessel construction expenditures	(66.7)	(1.1)
Capital expenditures (excluding vessel construction expenditures)	(22.5)	(54.2)
Proceeds from disposal of property and equipment, net	0.2	2.3
Cash and interest deposited into the Capital Construction Fund	(105.4)	(6.0)
Withdrawals from Capital Construction Fund	65.0	—
Net cash used in investing activities	(129.4)	(59.0)

Cash Flows From Financing Activities:
Repayments of debt	(10.1)	(10.1)
Dividends paid	(11.3)	(11.1)
Repurchase of Matson common stock	(66.9)	(47.3)
Tax withholding related to net share settlements of restricted stock units	(16.1)	(17.2)
Net cash used in financing activities	(104.4)	(85.7)

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(144.8)	(108.1)
Cash and Cash Equivalents, and Restricted Cash, Beginning of the Period	266.8	136.3
Cash and Cash Equivalents, and Restricted Cash, End of the Period	$122.0	$28.2

Reconciliation of Cash, Cash Equivalents and Restricted Cash, End of the Period:
Cash and Cash Equivalents	$122.0	$25.9
Restricted Cash	—	2.3
Total Cash and Cash Equivalents, and Restricted Cash, End of the Period	$122.0	$28.2

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$1.7	$0.5
Income tax payments (refunds), net	$1.6	$1.1

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$7.6	$16.0

MATSON, INC. AND SUBSIDIARIES

Net Income to EBITDA Reconciliations

(Unaudited)

		Three Months Ended
		March 31,			Last Twelve
(In millions)		2025	2024	Change	Months
Net Income		$72.3	$36.1	$36.2	$512.6
Subtract:	Interest income	(9.4)	(8.8)	(0.6)	(48.9)
Add:	Interest expense	1.7	2.2	(0.5)	7.0
Add:	Income taxes	19.9	9.2	10.7	133.7
Add:	Depreciation and amortization	40.6	37.3	3.3	156.4
Add:	Dry-dock amortization	6.6	6.8	(0.2)	27.0
EBITDA (1)		$131.7	$82.8	$48.9	$787.8

(1)	EBITDA is defined as earnings before interest, income taxes, depreciation and amortization (including deferred dry-docking amortization). EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.